Medifast Announces 2005 Full-Year Revenue and 2006 Earnings Guidance

                   2005 Revenue Increases 47% from Prior Year

OWINGS MILLS, Md., JAN 17 /PRNewswire-FirstCall/ -- Medifast, Inc. (Amex: MED) announced today unaudited 2005 year-end revenue for the period ended December 31, 2005 and earnings guidance for 2006. The Company expects to report full-year 2005 revenue of $40 million, an increase of 47% versus fiscal year 2004 revenue of $27.3 million.

The Company expects to release audited fourth quarter financial results on Thursday, March 16, 2006.

2006 Financial Guidance:

For 2006, the Company expects to report revenue of $48 to $50 million with after-tax profit of $0.22 to $0.24 per diluted share. On a quarterly basis, full-year 2006 guidance will be reviewed, reiterated or updated as necessary.

"We are excited about our 2005 year-end results which were driven by reaching new customers through increased advertising and continued expansion of our Take Shape for Life direct sales network. Medifast's heritage of providing clinically proven, convenient weight management programs and dynamic programs of support continue to resonate with customers year after year. In 2006, we will continue to improve by not only expanding our efforts to acquire new business, but by maintaining current customers longer through effective remarketing campaigns and by providing excellent products, programs, and support services." Said Michael
S. McDevitt, President


This release contains forward-looking statements, which may involve known and unknown risks, uncertainties and other factors that may cause Medifast's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Medifast cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectation on this date.

Contact: Investor Relations at (410) 504-8196 or ir@medifastdiet.com